Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Reports Second Quarter Fiscal 2022 Financial Results and Provides Business Update

●	Completed acquisition of BayMedica, a rare cannabinoid manufacturing and commercialization company in the health and wellness sector
●	Strengthened IP with patent filing for use of rare cannabinoids for the treatment of neurodegenerative diseases
●	Commercial rollout of an additional rare cannabinoid, CBT- first of several rare cannabinoid launches planned for the first half of 2022
●	Advanced the pharmaceutical drug development programs in EB, glaucoma and neurodegenerative diseases

Vancouver, BC – February 14, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the development, manufacturing and commercialization of rare cannabinoids, today announced financial results for the second quarter of fiscal year 2022 which ended December 31, 2021.

Conference Call & Webcast:

Tuesday, February 15, 2022, at 11:00 AM Pacific Time, 2:00 PM Eastern Time

US/Canada Participant Toll-Free Dial-In Number: +1 (855) 605-1745

US/Canada Participant International Dial-In Number: +1 (914) 987-7959

Conference ID: 8645175

Webcast: https://edge.media-server.com/mmc/p/sa6ykfmv

 (*Webcast replay available for 90 days)

The Company’s full financial statements and related MD&A for the second quarter ended December 31, 2021, are available at www.inmedpharma.com, www.sedar.com and at www.sec.gov.

“We have entered a new phase of our corporate evolution, extending our rare cannabinoid focus beyond pharmaceutical drug development to include the growing health and wellness sector where, as an ingredient supplier, we are generating commercial revenues. We are very pleased with the progress of the integration of BayMedica’s operations and team into our on-going activities at InMed. Within a short timeframe since the acquisition, we have initiated sales of an additional rare cannabinoid, such that our portfolio now includes CBC and CBT. Furthermore, we have accelerated the scale-up manufacturing of additional high demand cannabinoids, including CBDV and THCV, towards commercial launch in the coming months”, says Eric A. Adams, InMed President & CEO.

“We are committed to further product launches in the immediate term to build out a robust suite of products to meet the needs of the rapidly evolving health and wellness sector. At the same time, our pharmaceutical drug development programs continue to advance in both preclinical and clinical studies and we continue to expand InMed’s intellectual property portfolio, supporting sequential growth opportunities to hit important milestones across all aspects of our business.”

Business Update

Commercial Activities - Building out a rare cannabinoid portfolio

On October 13, 2021, InMed completed the acquisition of BayMedica Inc. (“BayMedica”), creating an industry leader in the manufacturing and commercialization of rare cannabinoids. Management has worked diligently to ensure a successful integration with a primary goal of accelerating commercial activities including several product launches and driving wholesale B2B revenues within the consumer health and wellness sector.

In January 2022, InMed announced that it launched B2B sales of cannabicitran (CBT) into the health and wellness sector. CBT is the second rare cannabinoid in our commercial product portfolio in addition to cannabichromene (“CBC”). BayMedica leads the industry in manufacturing commercial-scale CBC.

Additionally, commercial-scale production of cannabidivarin (“CBDV”) is underway, with an expected launch in the coming months. Commercial scale-up of another highly anticipated non-intoxicating product, tetrahydrocannabivarin (“THCV”), is also underway with sales expected to commence in second calendar quarter of 2022.

Continuing to build out a robust product portfolio is a strategic priority and the Company currently has several additional high-value rare cannabinoids, including CBGV and CBL, in various stages of development and commercial manufacturing scale-up. Pipeline development is imperative to maintaining an early-mover status and to maintain cost leadership with regards to specific rare cannabinoids.

Manufacturing

With the acquisition of BayMedica, InMed has access to multiple advanced synthetic manufacturing approaches giving us the flexibility to select the most cost-effective method to produce rare cannabinoids of interest. Our three manufacturing approaches – chemical synthesis, biosynthesis and IntegraSyn™, can each produce high-quality, bio-identical cannabinoids in a consistent manner for different target markets.

The Company continues to work closely with a manufacturing and development collaborator, the Almac Group (UK), to further optimize the IntegraSyn™ manufacturing process to be GMP-ready for pharmaceutical quality production. The next step is to advance production to larger batch sizes in the first calendar quarter of 2022, with the aim of demonstrating larger-scale viability at our industry leading cannabinoid yield.

The Company continues to believe IntegraSyn™ will be a preferred method for pharmaceutical grade production and may dovetail with BayMedica’s manufacturing approaches, including biosynthesis and chemical synthesis, for the health and wellness sector. The integrated InMed / BayMedica scientific team has begun exploring other natural cannabinoids as well as proprietary cannabinoid analogs, together with their requisite manufacturing methods, for future development.

Pharmaceutical Development Programs

INM-755 for the treatment of Epidermolysis Bullosa (“EB”)

In September 2021, the Company announced it had commenced a Phase 2 clinical trial, named 755-201-EB, of INM-755 (cannabinol) cream in the treatment of EB, marking the first time cannabinol (“CBN”) had advanced to a Phase 2 clinical trial to be studied as a therapeutic option to treat a disease.

The 755-201-EB study is designed to enroll up to 20 patients. InMed will evaluate the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms and wound healing over a 28-day treatment period. All four subtypes of inherited EB, EB Simplex, Dystrophic EB, Junctional EB, and Kindler Syndrome are eligible for this study.

The study is planned to include 13 sites across 8 countries including Austria, Germany, Greece, France, Italy, Israel, Serbia and Spain. Five clinical sites have been fully activated. Enrollment and patient treatment began in December 2021 and are expected to complete during the calendar year 2022.

INM-088 for the treatment of glaucoma

On December 20, 2021, InMed announced that a peer-reviewed scientific article entitled “Cannabinol Modulates Neuroprotection and Intraocular Pressure: A Potential Multi-Target Therapeutic Intervention for Glaucoma”, was published in Biochimica et Biophysical Acta (BBA), a leading international journal.

The reported studies demonstrated that CBN was effective at providing neuroprotection to the retina ganglion cells and reducing intraocular pressure in glaucoma models, out-performing several other naturally occurring cannabinoids. InMed is continuing to develop a larger scale drug product manufacturing process for the ocular disease product, completing dose-ranging studies and conducting topline clinical study design work with its clinical research organization.

The Company is preparing for a pre-Investigational New Drug (“PIND”) meeting with the US Food and Drug Administration (“FDA”) in the coming weeks and expects to file regulatory applications in the first half of calendar year 2023, to initiate a human clinical trial.

Expanding patent portfolio - use of rare cannabinoid for neurodegenerative disease

On November 3, 2021, InMed filed an international patent application seeking commercial exclusivity for the potential treatment of neurodegenerative diseases such as Alzheimer’s disease, Parkinson’s disease, Huntington’s disease and others by demonstrating neuroprotection and enhanced neuronal function using a rare cannabinoid.

This Patent Cooperation Treaty (“PCT”) application, entitled “Compositions and Methods for Treating Neuronal Disorders with Cannabinoids”, specifies a rare cannabinoid that may inhibit or slow the progression of neurodegenerative diseases by providing neuroprotection and promoting neurite outgrowth in a population of affected neurons.

Expanding InMed’s patent portfolio to include, in addition to CBN, an incremental rare cannabinoid for the potential treatment of major neurodegeneration indications demonstrates the Company’s continued commitment to its pharmaceutical drug development programs and the potential of rare cannabinoids in treating important diseases.

New Cannabinoid analogs

BayMedica has produced a library of novel cannabinoid analogs that present an opportunity for the Company to explore their therapeutic potential. These patentable analogs allow for the investment in the research and development of rare cannabinoids while ensuring the commercial protection of their long-term value. The analogs, which include slight modifications to naturally occurring cannabinoids, target specific properties and enhance biological function in a therapeutic model, may also enhance the safety profile, improve delivery, or combinations thereof.

Corporate

The Company is pleased to announce the appointment of Ms. Janet Grove to its Board of Directors, effective 11 February 2022.

Ms. Janet Grove is a Partner at Norton Rose Fulbright Canada LLP (“NRF”). She is highly sought after for her expertise and business approach to structuring and negotiating both merger and acquisition transactions and complex commercial relationships to develop, commercialize and acquire technology. Ms. Grove is currently the Canadian head of NRF’s life sciences and healthcare industry practice, is on the board of Genome BC and is a member of the Audit and Assurance Standards Council of Canada.  Ms. Grove was appointed as a Queen’s Counsel in British Columbia in 2000.

“We enthusiastically welcome Janet to our Board of Directors. Janet has significant skills and experience in providing strategic legal and business development advice built during an impressive 30+ year career in the biotech industry,” commented William Garner, InMed’s Chairman of the Board of Directors.

Contemporaneous with Ms. Grove’s appointment, Catherine Sazdanoff has decided to transition off the Board of Directors for personal reasons. Ms. Sazdanoff has served on the Board since July 2019, during which time her business development and legal experience has been instrumental in navigating several key strategic initiatives of the Company. Over the years, Ms. Sazdanoff has served as Chair of the Corporate Governance and Nominating Committee as well as a member of the Compensation Committee and Audit Committee.  On behalf of all stakeholders, we wish to thank Ms. Sazdanoff for her dedicated service to the Company.

Financing Activities and Results of Operations (expressed in US Dollars):

On October 13, 2021, the Company completed the acquisition of BayMedica. The Company acquired 100% of BayMedica in exchange for i) 2,050,000 common shares issued to BayMedica’s equity and convertible debt holders, subject to a six-month contractual hold period; and, ii) $1 million to be held in escrow, subject to reduction for certain post-closing adjustments or satisfaction of indemnification claims under the definitive agreement in the six- and twelve-month periods following the closing.

For the six months ended December 31, 2021, the Company recorded a net loss of $7.3 million, or $0.56 per share, compared with a net loss of $3.8 million, or $0.68 per share, for the six months ended December 31, 2020.

Research and development expenses were $4.0 million for the six months ended December 31, 2021, compared with $1.8 million for the six months ended December 31, 2020. The increase in research and development and patents expenses was primarily due to increased activities related to the INM-755 clinical trials and the inclusion of BayMedica operating results following the acquisition date. For the period from the acquisition date through December 31, 2021, research and development and patent expenses attributable to BayMedica were $0.6 million.

The Company incurred general and administrative expenses of $3.2 million for the six months ended December 31, 2021, compared with $1.6 million for the six months ended December 31, 2020. The increase results primarily from a combination of changes including personnel expenses, legal fees and investor relation expenses, substantially higher insurance fees resulting from our listing on the Nasdaq Capital Market which occurred during the three months ended December 31, 2020, and the inclusion of BayMedica operating results following the acquisition date.

At December 31, 2021, the Company’s cash, cash equivalents and short-term investments were $11.3 million, which compares to $7.4 million at June 30, 2021. The increase in cash, cash equivalents and short-term investments during the six months to December 31, 2021, was primarily the result of the July 2, 2021 private placement partially offset by cash outflows from operating activities.

At December 31, 2021, the Company’s total issued and outstanding shares were 14,137,034. During the three and six months ending December 31, 2021, the weighted average number of common shares was 13,847,360 and 12,923,324, which is used for the calculation of loss per share for the respective interim periods.

BayMedica Revenue

The Company realized net sales of $0.3 million for the three months ended December 31, 2021, the result of manufacturing and distribution sales of bulk rare cannabinoids following the acquisition of BayMedica in October 2021, and thus there were no comparable revenues in the 2020 period. The Company realized cost of goods sold of $0.2 million for the three months ended December 31, 2021, with no comparable expenses in 2020, resulting in a gross profit of $0.1 million for the period.

Reported sales were impacted this quarter by the inclusion of sales only from the acquisition date and as a consequence of BayMedica’s focus on the acquisition including post-closing integration matters. Prior to the acquisition, BayMedica had cumulative revenues of $2.4 million for the 21-month period ending September 30, 2021. With several new product launches planned in the coming months, the Company anticipates substantial revenue growth.

Table 1: Condensed Consolidated Interim Balance Sheets (unaudited):

As at December 31, 2021 and June 30, 2021

Expressed in U.S. Dollars

	December 31,	June 30,
	2021	2021
	$	$
ASSETS
Current
Cash and cash equivalents	11,279,964	7,363,126
Short-term investments	45,424	46,462
Accounts receivable	50,304	11,919
Inventories	988,822	-
Prepaids and other assets	140,512	956,762
Total current assets	12,505,026	8,378,269

Non-Current
Property and equipment, net	1,096,649	326,595
Intangible assets, net	2,400,831	1,061,697
In-process research and development	1,249,000	-
Goodwill	2,023,039	-
Other assets	109,175	14,655
Total Assets	19,383,720	9,781,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payables and accrued liabilities	3,358,489	2,134,878
Short-term debt	58,624	-
Current portion of lease obligations	391,805	80,483
Deferred revenue	8,390	-
Acquisition consideration payable	800,457	-
Total current liabilities	4,617,765	2,215,361

Non-current
Lease obligations	598,642	189,288
Total Liabilities	5,216,407	2,404,649

Shareholders’ Equity
Common shares, no par value, unlimited authorized shares:
14,137,034 (June 30, 2021 - 8,050,707) issued and outstanding	69,096,601	60,587,417
Additional paid-in capital	27,049,042	21,513,051
Accumulated deficit	(82,106,899)	(74,852,470)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders’ Equity	14,167,313	7,376,567
Total Liabilities and Shareholders’ Equity	19,383,720	9,781,216

Table 2: Condensed Consolidated Interim Statements of Operations and Comprehensive Loss (unaudited):

For the three and six months ended December 31, 2021 and 2020

Expressed in U.S. Dollars

	Three Months Ended		Six Months Ended
	December 31		December 31
	2021	2020	2021	2020
	$	$	$	$

Sales	265,092	-	265,092	-
Cost of sales	153,537	-	153,537	-
Gross profit	111,555	-	111,555	-

Operating Expenses
Research and development and patents	2,537,070	937,948	4,028,322	1,849,104
General and administrative	1,836,786	959,554	3,209,653	1,584,342
Amortization and depreciation	49,797	36,816	78,329	64,797
Total operating expenses	4,423,653	1,934,318	7,316,304	3,498,243

Other Income (Expense)
Interest income	4,222	3,050	9,370	7,395
Finance expense	-	(360,350)	-	(360,350)
Unrealized gain on derivative warrants liability	-	242,628	-	242,628
Other income	22,055	-	22,055	-
Foreign exchange gain (loss)	3,007	(194,792)	(81,105)	(234,291)
Net loss for the period	(4,282,814)	(2,243,782)	(7,254,429)	(3,842,861)

Other Comprehensive Loss
Foreign currency translation gain	-	301,043	-	430,443
Total comprehensive loss for the period	(4,282,814)	(1,942,739)	(7,254,429)	(3,412,418)

Net loss per share for the period
Basic and diluted	(0.31)	(0.37)	(0.56)	(0.68)
Weighted average outstanding common shares
Basic and diluted	13,847,360	6,091,359	12,923,324	5,656,033

Table 3: Condensed Consolidated Interim Statements of Cash Flows (unaudited):

For the six months ended December 31, 2021 and 2020

Expressed in U.S. Dollars

	2021	2020
	$	$
Cash provided by (used in):

Operating Activities
Net loss for the period	(7,254,429)	(3,842,861)
Items not requiring cash:
Amortization and depreciation	78,329	64,797
Share-based compensation	325,921	182,041
Non-cash lease expense	126,080	61,065
Loss on disposal of assets	11,355	-
Interest income received on short-term investments	-	137
Unrealized gain on derivative warrants liability	-	(242,628)
Unrealized foreign exchange loss	1,038	-
Payments on lease obligations	(125,123)	(41,057)
Finance expense	-	360,350
Changes in non-cash working capital:
Inventories	(501,700)	-
Prepaids and other assets	847,374	105,126
Other non-current assets	6,030	(14,161)
Accounts receivable	(2,285)	(102,729)
Accounts payable and accrued liabilities	296,437	296,971
Deferred revenue	3,248	-
Total cash used in operating activities	(6,187,725)	(3,172,949)

Investing Activities
Cash acquired from acquisition of BayMedica	91,566	-
Purchase of property and equipment	(35,555)	-
Total cash provided by investing activities	56,011	-

Financing Activities
Shares issued for cash	12,000,001	8,010,000
Share issuance costs	(1,294,247)	(1,116,967)
Repayment of debt	(232,202)	-
Settlement of debt upon acquisition of subsidiary	(425,000)	-
Total cash provided by financing activities	10,048,552	6,893,033
Effects of foreign exchange on cash and cash equivalents	-	494,960
Increase in cash during the period	3,916,838	4,215,044
Cash and cash equivalents beginning of the period	7,363,126	5,805,809
Cash and cash equivalents end of the period	11,279,964	10,020,853

Learn more about InMed’s Pharmaceutical Programs: https://www.inmedpharma.com/pharmaceutical/cannabinoids-in-development/

Learn more about InMed’s Cannabinoid Manufacturing Capabilities: https://www.inmedpharma.com/manufacturing/cannabinoid-manufacturing-capabilities/

About InMed: InMed Pharmaceuticals is a global leader in the manufacturing and development of rare cannabinoids. Together with our subsidiary, BayMedica, we have unparalleled cannabinoid manufacturing capabilities to serve a spectrum of consumer markets, including pharmaceutical and health and wellness. We are a clinical-stage company developing a pipeline of rare cannabinoid therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1 604 416 0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “potential”, “possible”, “would” and similar expressions. Such statements, based as they are on current expectations of management, inherently involve numerous risks, uncertainties and assumptions, known and unknown, many of which are beyond our control. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: the integration of BayMedica; accelerating the scale-up manufacturing of additional high demand cannabinoids; the commercial launch CBDV in the coming months and THCV in the second calendar quarter of 2022; meeting the needs of the health and wellness market sector; having sequential opportunities to achieve milestones across all aspects of the business; realizing substantial B2B revenue growth within the consumer health and wellness sector; leading the industry in manufacturing scale of CBC; initial production volumes of CBDV and THCV meeting anticipated market demand; CBGV and CBL being in various stages of development and commercial manufacturing scale-up; having flexibility to select the most cost-effective method to produce rare cannabinoids of interest; being able to produce high quality, bio-identical cannabinoids in a consistent manner for different target markets; being able to further optimize the IntegraSyn™ manufacturing process to be GMP and being able to produce larger batch sizes, and demonstrating larger-scale viability; IntegraSyn™ becoming a preferred method for pharmaceutical production; exploring other natural cannabinoids as well as proprietary cannabinoid analogs for future development; the 755-201-EB study including 13 sites across 8 countries with enrollment and patient treatment being completed during the calendar year 2022; the 755-201-EB study enrolling up to 20 patients to study the safety and preliminary efficacy of INM-755 (cannabinol) cream; having an INM-088 focused pre-Investigational New Drug meeting with the US Food and Drug Administration in the coming weeks; filing regulatory applications in the first half of calendar year 2023, to initiate a human clinical trial; producing a library of novel cannabinoid analogs and exploring their therapeutic potential; novel cannabinoid analogs improving selectivity in a therapeutic model, enhancing the safety profile, improving delivery, or combinations thereof, over naturally occurring cannabinoids;. being a global leader in the manufacturing and development of rare cannabinoids; and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Security and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.